Blue Owl Credit SLF LLC

Supplemental Financial Information (unaudited) as of and for the period ended September 30, 2024

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Consolidated Statement of Assets and Liabilities
(Amounts in Thousands)

September 30, 2024 (Unaudited)(1)(2)
Assets
Investments at fair value (amortized cost of $150,124)	$150,220
Cash	16,174
Interest receivable	68
Total Assets	$166,462
Liabilities
Debt (net of unamortized debt issuance costs of $1,705)	$31,326
Payable for investments purchased	84,887
Interest payable	125
Accrued expenses and other liabilities	136
Total Liabilities	116,474
Members’ Equity
Class A capital contributions	49,988
Class B capital contributions	—
Total Members Equity	49,988
Total Liabilities and Members’ Equity	$166,462
Total Members’ Equity - Class A	$166,462

(1) The Company commenced operations on May 6, 2024.
(2) As of September 30, 2024, there is no Class B Members’ Equity capital contributed.

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Consolidated Statements of Operations
(Amounts in Thousands)

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
	2024(1)(2)	2024(1)(2)
Investment Income
Interest income	$541	$541
Other income	15	15
Total investment income	$556	$556
Operating Expenses
Interest expense	458	528
Professional fees	124	124
Other general and administrative	20	20
Total Operating Expenses	602	672
Net Investment Income (Loss) Before Taxes	(46)	(116)
Income tax expense (benefit), including excise tax expense (benefit)	—	—
Net Investment Income (Loss) After Taxes	$(46)	$(116)

Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss) on investments	96	96
Net realized gain (loss) on investments	8	8
Total Net Realized and Change in Unrealized Gain (Loss)	104	104
Total Net Increase (Decrease) in Members’ Equity Resulting from Operations	$58	$(12)
Total Net Increase (Decrease) in Members’ Equity Resulting from Operations - Class A	$58	$(12)

(1) The Company commenced operations on May 6, 2024.
(2) As of September 30, 2024, there is no Class B Members’ Equity capital contributed.

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Consolidated Schedule of Investments
(Amounts in Thousands)

Company(1)(3)(4)	Investment	Interest		Maturity Date	Par / Units	Amortized Cost(2)	Fair Value	Percentage of Members’ Equity
Debt Investments
Aerospace and defense
Amentum Holdings, Inc.(6)	First lien senior secured loan	SR+	2.25%	07/2031	$6,000	$5,985	$5,978	12.0%
Transdigm, Inc.(6)	First lien senior secured loan	SR+	2.50%	01/2032	10,000	9,975	9,958	19.9%
						15,960	15,936	31.9%
Buildings and real estate
Arcosa Inc(6)(8)	First lien senior secured loan	SR+	2.25%	08/2031	3,000	$3,000	$3,000	6.0%
The Azek Group LLC(6)	First lien senior secured loan	SR+	2.00%	09/2031	2,000	1,995	2,000	4.0%
						4,995	5,000	10.0%
Business services
Madison Safety & Flow LLC(6)	First lien senior secured loan	SR+	3.25%	09/2031	2,000	$1,995	$1,997	4.0%
Nvent Electric Public Limited Company(6)	First lien senior secured loan	SR+	3.50%	09/2031	14,000	13,930	13,983	27.9%
Plano HoldCo, Inc. (dba Perficient) (6)(8)	First lien senior secured loan	SR+	3.50%	08/2031	4,500	4,478	4,478	9.0%
POLARIS PURCHASER, INC. (dba Plusgrade)(6)(8)	First lien senior secured loan	SR+	4.00%	03/2031	8,000	8,000	8,000	16.0%
						28,403	28,458	56.9%
Distribution
Paint Intermediate III, LLC(6)	First lien senior secured loan	SR+	3.00%	09/2031	12,000	$11,940	$11,970	24.0%
White Cap Supply Holdings, LLC(5)	First lien senior secured loan	SR+	3.25%	10/2029	6,000	5,970	5,954	11.9%
						17,910	17,924	35.9%
Energy equipment and services
Calpine Construction Finance Company, L.P.(6)	First lien senior secured loan	SR+	2.00%	07/2030	3,000	$2,985	$2,979	6.0%
Fleet U.S. Bidco Inc.(6)	First lien senior secured loan	SR+	2.75%	02/2031	7,500	7,500	7,500	15.0%
						10,485	10,479	21.0%
Financial services
BCPE Pequod Buyer, Inc. (dba Envestnet).(6)	First lien senior secured loan	SR+	3.50%	09/2031	8,000	$7,960	$7,962	15.8%
Focus Financial Partners, LLC(9)(10)	First lien senior secured delayed draw term loan	SR+	3.25%	09/2026	—	—	—	—%
Focus Financial Partners, LLC(6)	First lien senior secured loan	SR+	3.25%	09/2031	7,224	$7,206	$7,200	14.4%
PUSHPAY USA INC(6)(8)	First lien senior secured loan	SR+	4.50%	08/2031	4,286	4,244	4,243	8.5%
						19,410	19,405	38.7%
Food and beverage
Froneri International Ltd(6)	First lien senior secured loan	SR+	2.00%	09/2031	4,000	$3,990	$3,983	8.0%
						3,990	3,983	8.0%
Healthcare providers and services
CHG Healthcare Services, Inc(6)	First lien senior secured loan	SR+	3.50%	09/2028	2,254	$2,254	$2,256	4.5%
CHG PPC Parent LLC(6)	First lien senior secured loan	SR+	2.75%	12/2028	2,992	2,970	2,979	6.0%
HAH Group Holding Company LLC(6)	First lien senior secured loan	SR+	5.00%	09/2031	6,000	5,910	5,914	11.8%
						11,134	11,149	22.3%
Human resource support services
iSolved, Inc.(5)	First lien senior secured loan	SR+	3.50%	10/2030	5,985	$5,985	$5,998	12.0%
						5,985	5,998	12.0%
Infrastructure and environmental services
Geosyntec Consultants, Inc.(5)(8)	First lien senior secured loan	SR+	3.75%	07/2031	6,000	$5,971	$5,970	11.9%
						5,971	5,970	11.9%
Insurance
AssuredPartners, Inc.(5)	First lien senior secured loan	SR+	3.50%	02/2031	3,000	$2,996	$2,996	6.0%
						2,996	2,996	6.0%

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Consolidated Schedule of Investments (Amounts in Thousands)

Leisure and entertainment
Pretzel Parent, Inc.(6)(8)	First lien senior secured loan	SR+	4.75%	08/2031	3,000	$2,955	$2,955	5.9%
						2,955	2,955	5.9%
Manufacturing
ALLIANCE LAUNDRY SYSTEMS LLC(5)	First lien senior secured loan	SR+	3.50%	08/2031	7,500	$7,463	$7,505	15.0%
Chariot Buyer LLC(5)	First lien senior secured loan	SR+	3.50%	11/2028	2,494	2,487	2,479	5.0%
DXP Enterprises, Inc.(6)	First lien senior secured loan	SR+	4.75%	10/2030	6,000	6,000	6,003	12.0%
						15,950	15,987	32.0%
Professional services
First Advantage Holdings, LLC(6)(8)	First lien senior secured loan	SR+	3.25%	09/2031	4,000	$3,980	$3,980	8.0%
						3,980	3,980	8.0%

Total Debt Investments						$150,124	$150,220	300.5%
Total Investments						$150,124	$150,220	300.5%

(1) Unless otherwise indicated, Blue Owl Credit SLF’s investments are pledged as collateral supporting the amounts outstanding under Blue Owl Credit SLF’s Debt Facilities.
(2) The amortized cost represents the original cost adjusted for the amortization of discounts and premiums, as applicable, on debt investments using the effective interest method.
(3) Unless otherwise indicated, all investments are considered Level 2 investments.
(4) Unless otherwise indicated, loan contains a variable rate structure, which may be subject to an interest rate floor. Variable rate loans bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate (“SOFR” or “SR”) (which can include one-, three-, six- or twelve-month SOFR), at the borrower’s option, and which reset periodically based on the terms of the loan agreement.
(5) The interest rate on these loans is subject to 1 month SOFR, which as of September 30, 2024 was 4.85%.
(6) The interest rate on these loans is subject to 3 month SOFR, which as of September 30, 2024 was 4.59%.
(7) The interest rate on these loans is subject to 6 month SOFR, which as of September 30, 2024 was 4.25%.
(8) Level 3 investment.
(9) Position or portion of is an unfunded loan commitment.
(10) The date disclosed represents the commitment period of the unfunded term loan. Upon expiration of the commitment period, the funded portion of the term loan may be subject to a longer maturity date.

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Organization and Principal Business
Blue Owl Credit SLF LLC (“Credit SLF” or the “Company”), a Delaware limited liability company, is a joint venture among Blue Owl Capital Corporation, Blue Owl Capital Corporation II, Blue Owl Capital Corporation III, Blue Owl Credit Income Corp., Blue Owl Technology Finance Corp., Blue Owl Technology Finance Corp. II, and Blue Owl Technology Income Corp. (the “Blue Owl BDCs”) and State Teachers Retirement System of Ohio (“OSTRS”) (collectively, the “Class A Members”). Credit SLF has no “Class B Members” as of September 30, 2024. The Company’s principal purpose is to make investments primarily in senior secured loans to middle market companies, broadly syndicated loans and in senior and subordinated notes issued by collateralized loan obligations. The Company is managed by the Class A Members, each of which have equal voting rights. Except under certain circumstances, contributions to the Company cannot be redeemed. Investment decisions must be approved by each of the Class A Members. The Class A Members co-invest through the Company, or its wholly owned subsidiaries: BOC SLF WH I BA LTD, BOC SLF WH II RB LTD, BOC SLF WH III C LTD and BOC SLF WH 4 WF LTD. The Company commenced operations on May 6, 2024 and made its first portfolio company investment on July 23, 2024.

Investment Portfolio Detail
Investments at fair value and amortized cost consisted of the following as of September 30, 2024:

	September 30, 2024
($ in thousands)	Amortized Cost	Fair Value
First-lien senior secured debt investments	$150,124	$150,220
Total Investments	$150,124	$150,220

The industry composition of investments based on fair value as of September 30, 2024:

September 30, 2024
Aerospace and defense	10.7%
Buildings and real estate	3.3
Business services	18.9
Distribution	11.9
Energy equipment and services	7.0
Financial services	12.9
Food and beverage	2.7
Healthcare providers and services	7.4
Human resource support services	4.0
Infrastructure and environmental services	4.0
Insurance	2.0
Leisure and entertainment	2.0
Manufacturing	10.6
Professional services	2.6
Total	100.0%

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

The geographic composition of investments based on fair value consisted of the below as of the following period:

September 30, 2024
United States:
Midwest	31.4%
Northeast	15.2
South	26.5
West	16.1
International	10.8
Total	100.00%

Investments
The following table presents the fair value hierarchy of investments as of September 30, 2024:

	Fair Value Hierarchy as of September 30, 2024
($ in thousands)	Level 1	Level 2	Level 3	Total
First-lien senior secured debt investments	$—	$117,595	$32,625	$150,220
Total Investments	$—	$117,595	$32,625	$150,220

Debt Activity

Bank of America Facility
On June 12, 2024, BOC SLF WH I BA LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and wholly-owned subsidiary of the Credit SLF, entered into a $300 million revolving credit facility (the “Bank of America Facility”) among the lenders party thereto, and Bank of America, N.A.. The maturity date of the Bank of America Facility is June 12, 2027. As of September 30, 2024, there was $11.7 million outstanding under the Bank of America Facility.
Borrowings under the Bank of America Facility bore interest at a per annum rate equal to (a) with respect to any Term SOFR Loan, SOFR + 1.45% and (b) with respect to any Base Rate Loan, Base Rate + 1.45%. Credit SLF predominantly borrowed utilizing SOFR loans. Credit SLF also pays unused commitment fee (i) prior to the six-month anniversary of such date, 0.35% and (ii) thereafter, (x) with respect to the First Unused Amount, 1.10% and (y) with respect to the Second Unused Amount, 0.35%.
RBC Facility
On June 5, 2024, BOC SLF WH II RB LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, a wholly-owned subsidiary of Credit SLF, as borrower, entered into a $300 million Amended and Restated Revolving Loan Agreement with Royal Bank of Canada and the lenders party thereto (the “RBC Facility”). The maturity date of the RBC Facility is October 14, 2032. As of September 30, 2024, there was $9.7 million outstanding under the RBC Facility.
Borrowings under the RBC Facility bore interest at a per annum rate equal to SOFR +1.55%.
Citibank Facility
On June 28, 2024, BOC SLF WH III C LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and wholly-owned subsidiary of the Credit SLF, entered into a $300 million revolving credit facility (the “Citibank Facility”) among the lenders party thereto, and Citibank, N.A.. The maturity date of the Citibank Facility is June 28, 2027. As of September 30, 2024, there was $11.7 million outstanding under the Citibank Facility.
Borrowings under the Citibank Facility bore interest at a per annum rate equal to (i) during the Reinvestment Period, SOFR + 1.40% and (ii) after the end of the Reinvestment Period, 1.90%.
Wells Fargo Facility
On August 1, 2024, BOC SLF WH 4 LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands, and wholly-owned subsidiary of the Credit SLF, entered into a $300 million revolving credit facility (the “Wells Fargo Facility”) among the lenders party thereto, and Wells Fargo Bank, National Association.. The maturity date of the Wells Fargo Facility is August 1, 2027. As of September 30, 2024, there was $0.0 outstanding borrowings under the Wells Fargo Facility.
Borrowings under the Wells Fargo Facility bore interest at a per annum rate equal to SOFR + 1.50%.

Blue Owl Credit SLF LLC
Supplemental Financial Information (Unaudited)

Debt obligations consisted of the following as of September 30, 2024:

	As of
	September 30, 2024
($ in thousands)	Aggregate Principal Committed	Outstanding Principal	Amount Available(1)	Net Carrying Value(2)
Bank of America Facility	$300,000	$11,674	$20,791	$11,179
RBC Facility	300,000	9,683	22,781	9,300
Citibank Facility	300,000	11,674	20,791	11,295
Wells Fargo Facility	300,000	—	15,271	(448)
Total Debt	$1,200,000	$33,031	$79,634	$31,326

(1)The amount available reflects any collateral related limitations at the Company level related to each credit facility’s borrowing base.
(2)The carrying value of the Bank of America Facility, RBC Facility, Citibank Facility, and Wells Fargo Facility are presented net of unamortized costs of $0.5 million, $0.4 million, $0.4 million, and $0.4 million respectively.

The table below presents the components of interest expense for the following periods:

	For the Three Months Ended September 30,	For the Nine Months Ended September 30,
($ in thousands)	2024(1)	2024(1)
Interest expense	$339	$394
Amortization of debt issuance costs	119	134
Total Interest Expense	$458	$528
Average interest rate(2)	8.3%	7.6%
Average daily outstanding borrowings(2)	$16,110	$16,110

(1)The Company commenced operations on May 6, 2024.
(2)Averages are calculated based on annualized amounts.